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                                                                     EXHIBIT 5.1

                        WINTHROP, STIMSON, PUTNAM & ROBERTS
                                January 18, 2000

Mail.com, Inc.
11 Broadway, 6th Floor
New York, New York 10004

                     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

    We have acted as special counsel to Mail.com. Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") relating to the proposed merger (the "Merger") of Mast Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into NetMoves Corporation, a Delaware company ("NetMoves"), pursuant to the Agreement and Plan of Merger by and among such parties dated as of December 11, 1999 (the "Merger Agreement"). Pursuant to the Merger, stockholders of NetMoves will receive shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), on the terms and subject to the conditions set forth in the Merger Agreement.

    We are members of the New York Bar and, for the purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America.

    We have reviewed such records, documents and other instruments as we have deemed relevant and necessary as the basis for this opinion and have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to various questions of fact material to this opinion, we have relied upon, to the extent we deemed such reliance proper, representations, corporate records, agreements, documents and other instruments, certificates or comparable documents of public officials and of officers and representatives of the Company.

    Based upon and subject to the foregoing, we are of the opinion that the Shares have been authorized for issuance by the Board of Directors of the Company and if and when issued in the manner and on the terms and for the consideration described in the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

                                          Very truly yours,
                                          /s/ WINTHROP, STIMSON, PUTNAM &
                                          ROBERTS